UNCONDITIONAL GUARANTY

In consideration of one or more extensions of credit by Silicon Valley Bank ("Bank") to GigOptix, LLC, an Idaho limited liability company ("Borrower"), GigOptix, Inc., a Delaware corporation ("Guarantor") unconditionally and irrevocably guarantees (i) payment and performance of all indebtedness of Borrower to  Bank; (ii) Borrower’s performance of the under the Loan and Security Agreement dated October 5, 2007 (the "Agreement") and any other Loan Documents (as that term is defined in the Agreement) between Borrower and Bank, each as amended from time to time (collectively the "Agreements"); and (iii) performance by Borrower of all of its other obligations to Bank; in each case, according to their terms.

1.  If Borrower does not pay or perform any of its obligations to Bank under the Agreements or otherwise, Guarantor will immediately pay all amounts due (including, without limitation, all principal, interest, and fees) and satisfy all of Borrower's obligations to Bank.

2.  Guarantor’s obligations are independent of the obligations of Borrower or any other guarantor, and separate actions may be brought against Guarantor (whether action is brought against Borrower or any other guarantor, or whether Borrower or any other guarantor is joined in the action).  Guarantor waives the benefit of any statutes of limitations affecting its liability.  Guarantor's liability is not contingent on the genuineness or enforceability of the Agreements.

3.  Without notice to Guarantor and without affecting Guarantor’s obligations under this Guaranty, Bank may (a) renew, extend, or otherwise change the terms of the Agreements; (b) take security for the payment of this Guaranty or the Agreements or other obligations; (c) exchange, enforce, waive and release any security; and (d) apply the security and direct its sale as Bank, in its discretion, chooses.

4.  Guarantor waives:

a)
Any right to require Bank to (i) proceed against Borrower or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against Borrower or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting Guarantor’s liability.

b)	Any defenses from disability or other defense of Borrower or from the cessation of Borrowers liabilities.

c)	Any setoff, defense or counterclaim against Bank.

d)	Any right to enforce any remedy that Bank has against Borrower, any other guarantor or any other person.

e)	Any rights to participate in any security held by Bank.

f)
Any demands for performance, notices of nonperformance or of new or additional indebtedness.  Unless Guarantor makes a written request for particular information, Bank has no duty to provide information to Guarantor.

g)	The benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2849, 2850, 2899 and 3433.

5.  Guarantor acknowledges that, to the extent Guarantor has or may have rights of subrogation or reimbursement against Borrower for claims arising out of this Guaranty, those rights may be impaired or destroyed if Bank elects to proceed against any real property security of Borrower by non-judicial foreclosure.  That impairment or destruction could, under certain judicial cases and based on equitable principles of estoppel, give rise to a defense by Guarantor against its obligations under this Guaranty.  Guarantor waives that defense and any others arising from Bank’s election to pursue non-judicial foreclosure.  Without limiting the generality of the foregoing, Guarantor waives all benefits and defenses under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, to the extent they apply.

6.  Guarantor’s obligations and liability under this Guaranty will continue and not be affected regardless of whether (i) Borrower becomes insolvent or becomes a debtor under the United States Bankruptcy Code, or (ii) any obligation under the Agreements is terminated or rejected, or (iii) any obligation of Borrower is modified, or (iv) Borrower's obligations are avoided.  If Bank must return any payment because of the insolvency, bankruptcy or reorganization of Borrower, Guarantor or any other guarantor, this Guaranty will remain effective or be reinstated.

7.  Guarantor subordinates (i) any indebtedness or obligations of Borrower to Guarantor, to (ii) the Agreements and all of borrower’s indebtedness and obligations to Bank.  Guarantor will collect, enforce and receive payments from Borrower as Bank’s trustee and immediately will remit to Bank those payments without reducing or affecting its liability under this Guaranty.

8.  Guarantor will pay Bank’s reasonable attorneys' fees and other costs and expenses incurred enforcing this Guaranty, whether in any civil action, arbitration, bankruptcy case or other proceeding, or otherwise. This Guaranty may not be waived, revoked or amended without Lender's prior written consent.  If any provision of this Guaranty is unenforceable, all other provisions remain effective.  This Guaranty is the entire agreement among the parties about this guaranty.  No prior dealings, no usage of trade, and no parol or extrinsic evidence may supplement or vary this Guaranty.  Bank may assign this Guaranty.  This Guaranty benefits Bank, its successors and assigns.  This Guaranty is in addition to any other guaranties Bank obtains.

9.  Guarantor represents and warrants that (i) it has taken all action necessary authorize execute, deliver and perform this Guaranty; (ii) execution, delivery and performance of this Guaranty do not conflict with any organizational documents or agreements to which it is party; and (iii) this Guaranty is a valid and binding obligation, enforceable against Guarantor according to its terms.

10.  Guarantor will do all of the following:

10.1           Maintain its legal existence, remain in good standing in the state of its formation, and continue to qualify in each jurisdiction in which the failure to qualify could have a material adverse effect on the financial condition, operations or business.  Maintain all licenses, approvals and agreements, the loss of which could have a material adverse effect on its financial condition, operations or business.

10.2           Comply with all statutes and regulations if non-compliance could adversely affect its financial condition, operations or business.

10.3           Execute such other instruments and take such other action as Bank may reasonably request to effect the purposes of this Agreement.

10.4           Deliver to Bank complete and current financial information and other information about Guarantor as Bank may reasonably request.

10.5           Keep itself informed of Borrower’s business, financial condition and performance.

11.  This Guaranty is governed by California law, without regard to principles of conflicts of laws.  Guarantor and Bank submit to the exclusive jurisdiction of the state and federal courts in Santa Clara County, California.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ACTION ARISING OUT OF THIS GUARANTY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if that waiver is not enforceable, the parties agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

Date: January 21, 2009	GigOptix, Inc.

	By:	/s/ Avi Katz

Title: Chief Executive Officer